UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2021

SOC TELEMED, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39160	84-3131208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (866) 483-9690

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	TLMD	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	TLMDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2021, in order to standardize the terms of employment of its executive officer team, SOC Telemed, Inc. (the “Company”) entered into new employment agreements (each, an “Employment Agreement”) and severance and change in control agreements (each, a “Severance and CIC Agreement”) with each of its executive officers other than John Kalix and Chris Knibb.

Each of the Employment Agreements is generally consistent with the Company’s standard form of employment agreement with its executive officers, provides for at-will employment during an initial three-year term and maintains the executive officer’s current annual base salary and annual target cash incentive bonus as a proportion of base salary upon the achievement of certain performance goals determined by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board. Each of the Employment Agreements also references a previously disclosed forthcoming issuance of a mix of time- and performance-based restricted stock units pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) with a specified target value, subject to the executive officer’s continued service on each applicable vesting date and the achievement of the applicable performance criteria. The Employment Agreements further provide that the executive officers are eligible to participate in employee benefit plans maintained by the Company.

Each of the Severance and CIC Agreements is substantially in the form of the Company’s standard form of severance and change of control agreement for use with its executive officers who served with the Company’s predecessor business prior to the consummation of the Company’s business combination with Specialists On Call, Inc. (the “Business Combination”) on October 30, 2020. The Severance and CIC Agreements provide for the following benefits in the event of qualifying termination with or without a change in control of the Company, and in connection with an executive officer’s death or disability:

●	Qualifying termination without a change in control. The executive officer will be entitled to receive (i) six-months’ (or, if such separation occurs within one year of the consummation of the Business Combination (i.e., by October 30, 2021), twelve months’) continuation of the executive officer’s annual base salary, (ii) a lump sum severance payment equal to the cash incentive compensation bonus the executive officer would have received in respect of the fiscal year in which the executive officer’s termination occurs, determined based on actual performance levels and prorated, and (iii) up to six months of COBRA coverage at the Company’s sole expense.

●	Qualifying termination during the one-month period prior to (and in connection with) or the one-year period following a change in control. The executive officer will be entitled to receive (i) a lump sum severance payment equal to one times the executive officer’s annual base salary, (ii) a lump sum severance payment equal to the cash incentive compensation bonus the executive officer would have received in respect of the fiscal year in which such termination occurs, determined based on target performance levels and not prorated, (iii) up to one year of COBRA coverage at the Company’s sole expense, and (iv) accelerated vesting of the time-based vesting awards that would have vested over the one-year period following the executive officer’s separation, had the executive officer remained in employment through such date. The treatment of any unvested performance-based equity award held by the executive officer will be subject to and governed by the provisions set forth in the award agreement evidencing such equity award.

●	Termination in connection with death or disability. The executive officer or the executive officer’s estate will receive (i) a lump sum severance payment equal to the cash incentive compensation bonus the executive officer would have been entitled to receive in respect of the fiscal year in which the executive officer’s termination occurs, determined based on target performance levels and prorated, and (ii) an extended exercise period of up to one year with respect to any vested stock options held as of such separation date.

The severance payments and benefits described above are each contingent upon the executive officer’s delivery of a general release of claims in favor of the Company, compliance with non-solicitation and non-competition restrictions each lasting for one year following a separation for any reason, and compliance with indefinite confidentiality and non-disparagement obligations following a separation for any reason.

The foregoing descriptions of the Employment Agreements and the Severance and CIC Agreements are qualified in their entirety by reference to the Company’s standard form of employment agreement with its executive officers and standard form of severance and change of control agreement with the above-referenced continuing executive officers, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Employment Agreement with Executive Officers.

10.2	Form of Severance and Change in Control Agreement with Continuing Executive Officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOC Telemed, Inc.

Date: January 21, 2021	/s/ Eunice Kim
Name: Eunice Kim
Title: General Counsel and Corporate Secretary

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